EXHIBIT 99.1

Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq: UTMD) announces that its legal counsel was notified today by Department of Justice legal counsel that the “Government is not appealing the Utah Medical decision.”

This is in reference to the October 21, 2005 Federal District Court decision dismissing the lawsuit filed by the Food & Drug Administration (FDA) in August 2004 that alleged UTMD is not in compliance with CFR 21 Part 820, the Quality System Regulation. The District Court disagreed with all of the FDA’s allegations, and stated in its order, “It makes no sense for the court to order Utah Medical to do something they are already doing.”

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of well-established, proven safe and effective, disposable and reusable specialty medical devices.